Exhibit 99.1

Fate Therapeutics Reports Second Quarter 2016 Financial Results

Opened Patient Enrollment in Phase 1/2 Clinical Trial of ProTmune™ for Prevention of
Acute GvHD and CMV Infection

IND Filing for Allogeneic Memory-Like NK Cell Cancer Immunotherapy Planned for 2016

Announced $10.3 Million Common Stock Private Placement

San Diego, CA – August 8, 2016 – Fate Therapeutics, Inc. (NASDAQ: FATE), a biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for cancer and immune disorders, today reported business highlights and financial results for the second quarter ended June 30, 2016.

“With the opening of enrollment in our Phase 1/2 clinical trial, we believe we are well-positioned in 2016 to complete the initial safety assessment and begin evaluating the potential of ProTmune for the prevention of life-threatening immunological conditions, including acute GvHD, in cancer patients undergoing allogeneic transplant for which there is a clear unmet and urgent medical need,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “Additionally, we plan to collaborate with the University of Minnesota in filing an IND later this year for our Adaptive NK Cell cancer immunotherapy, which has shown persistent and potent tumor killing independent of antigen recognition in preclinical studies. We believe our allogeneic memory-like NK cell approach is a novel and promising intervention strategy for combating both liquid and solid tumors.”

Recent Highlights & Program Updates

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Opened Patient Enrollment in ProTmune™ Phase 1/2 Clinical Trial. Fate Therapeutics opened patient enrollment across multiple clinical sites in support of its Phase 1/2 clinical trial of ProTmune for the prevention of acute graft-versus-host disease (GvHD) and cytomegalovirus (CMV) infection. The Company expects to enroll 10 subjects in the initial Phase 1 stage of the trial, all of whom will receive ProTmune. Following an independent data monitoring committee safety review of these 10 subjects, a randomized, controlled Phase 2 stage is expected to enroll 60 subjects in a 1:1 ratio. The open-label Phase 1/2 study is designed to evaluate the safety and efficacy profile of ProTmune in adult subjects with hematologic malignancies undergoing allogeneic mobilized peripheral blood (mPB) hematopoietic cell transplantation (HCT).

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Granted Fast Track Designation by the FDA for ProTmune. In June 2016, the U.S. Food and Drug Administration (FDA) granted Fast Track designation for ProTmune for the reduction of incidence and severity of acute GvHD in patients undergoing allogeneic HCT. GvHD is a leading cause of morbidity and mortality in patients undergoing HCT, and there are currently no approved therapies for its prevention.

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Presented Preclinical Data Supporting Clinical Development of Allogeneic Memory-Like NK Cell Product Candidate. At the Innate Killer Summit in May 2016, Dr. Jeffrey Miller, M.D., Professor of Medicine and Deputy Director, University of Minnesota Cancer Center, highlighted in vitro and in vivo preclinical data demonstrating that the Company’s Adaptive NK Cell cancer immunotherapy has enhanced anti-tumor activity, including improved persistence, enhanced cytokine production and increased resistance to immunosuppressive factors in the tumor microenvironment. Additionally, the Company’s Adaptive NK Cell product candidate was shown to synergize with several different therapeutic antibodies in vivo in preclinical studies, significantly augmenting antibody-directed cellular cytotoxicity (ADCC) against solid tumors.

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Showcased Off-the-Shelf Cancer Immunotherapy Approach Using Renewable Pluripotent Cell Lines. The Company highlighted its patent-protected platform for producing off-the-shelf NK- and T-cell immunotherapies from engineered pluripotent cell lines at the Annual Meeting of the International Society for Stem Cell Research in June 2016. Fate Therapeutics is generating precisely-engineered, highly-stable pluripotent cell lines, from which it derives monoclonal populations of effector cells with enhanced properties, such as persistence, tumor targeting, and resistance to tumor suppression. Similar to master cell lines used for the manufacture of monoclonal antibodies, engineered pluripotent cell lines have the potential to serve as a renewable cell source for the consistent manufacture of homogeneous populations of effector cells for the treatment of many thousands of patients.

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Entered into $10.3M Common Stock Purchase Agreement with Certain Institutional Investors. On August 6, 2016, Fate Therapeutics entered into a securities purchase agreement for a private placement of the Company’s common stock, under which funds managed by Franklin Advisers, Inc., together with certain other institutional investors, agreed to purchase 5.25 million shares of common stock at $1.96 per share for gross proceeds of $10.3 million. The private placement transaction is expected to close on or about August 10, 2016, subject to customary closing conditions. Proceeds from the transaction will be used primarily to advance the Company’s pipeline of programmed cellular immunotherapies and for general corporate purposes. The Company did not use a placement agent in connection with the transaction.

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Appointed Chris M. Storgard, M.D. as Chief Medical Officer. In May 2016, Dr. Chris Storgard joined the Company as Chief Medical Officer. Dr. Storgard is an experienced drug development clinician with a proven history of advancing early stage programs through clinical development and product commercialization. He is primarily responsible for leading the design and execution of the Company’s clinical trials for its product candidates.

Second Quarter 2016 Financial Results

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Cash & Short-term Investment Position: Cash, cash equivalents and short-term investments as of June 30, 2016 were $45.9 million compared to $64.8 million as of December 31, 2015. The decrease is primarily driven by the Company’s use of cash to fund operating activities and to service principal and interest obligations under its loan agreement with Silicon Valley Bank. This balance as of June 30, 2016 did not include $10.3 million in proceeds which the Company expects to receive upon the closing of the private placement transaction.

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Total Revenue: Revenue was $1.0 million for the second quarter of 2016 compared to $0.3 million for the comparable period in 2015. All revenue was derived from the Company’s research collaboration and license agreement with Juno Therapeutics.

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Total Operating Expenses: Total operating expenses were $9.0 million for the second quarter of 2016 compared to $7.5 million for the comparable period in 2015. Operating expenses for the second quarter of 2016 included $0.8 million of stock compensation expense, compared to $0.7 million for the second quarter of 2015.

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R&D Expenses: Research and development expenses were $6.8 million for the second quarter of 2016 compared to $4.9 million for the comparable period in 2015. The increase in R&D expenses is primarily related to an increase in third-party service provider fees to support the Company’s clinical development of ProTmune and preclinical development of its Adaptive NK Cell product candidate in collaboration with the University of Minnesota, and an increase in personnel expenses resulting from the hiring of additional employees to support the conduct of its research activities, including activities under its collaboration with Juno.

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G&A Expenses: General and administrative expenses were $2.2 million for the second quarter of 2016 compared to $2.7 million for the comparable period in 2015. The decrease in G&A expenses is primarily related to a decrease in intellectual property-related expenses.

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Common Shares Outstanding: Common shares outstanding as of June 30, 2016 were 28.9 million compared to 28.7 million as of December 31, 2015. Common shares outstanding increased primarily as a result of the issuance of shares under the Company’s equity incentive plan. Common shares outstanding as of June 30, 2016 did not include 5.25 million shares which the Company expects to issue upon the closing of the private placement transaction.

Today's Conference Call and Webcast

The Company will conduct a conference call today, Monday, August 8, 2016 at 5:00 p.m. ET to review financial and operating results for the quarter ended June 30, 2016. In order to participate in the conference call, please dial 1-877-303-6235 (domestic) or 1-631-291-4837 (international) and refer to conference ID 52471261. The live webcast can be accessed under "Events & Presentations" in the Investors & Media section of the Company's website at www.fatetherapeutics.com. The archived webcast will be available on the Company's website beginning approximately two hours after the event.

About ProTmune™

ProTmune™ is an investigational programmed cellular immunotherapy undergoing clinical development for the prevention of acute GvHD and CMV infection in patients undergoing allogeneic HCT. The cell therapy is produced by modulating a donor-sourced, human mobilized peripheral blood graft ex vivo with two small molecules (FT1050 and FT4145) to enhance the biological properties and therapeutic function of the graft’s immune cells. The programmed mobilized peripheral blood graft is adoptively transferred and administered to a patient as a one-time intravenous infusion.

About Fate Therapeutics, Inc.

Fate Therapeutics is a biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for cancer and immune disorders. The Company’s cell therapy pipeline is comprised of immuno-oncology programs, including off-the-shelf NK- and T-cell cancer immunotherapies derived from engineered induced pluripotent cells, and immuno-regulatory programs, including hematopoietic cell immunotherapies for protecting the immune system of patients undergoing hematopoietic cell transplantation and for regulating autoimmunity. Its adoptive cell therapy programs are based on the Company’s novel ex vivo cell programming approach, which it applies to modulate the therapeutic function and direct the fate of immune cells. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s advancement of, and the anticipated timing, progress, milestones and plans related to, the Company’s product candidates, clinical studies, research and development programs and partnerships, the timing of the consummation of the private placement and the expected receipt and use of proceeds from the private placement, and the Company’s projected cash expenditures. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that results observed in prior studies, including preclinical studies of ProTmune™, will not be observed in ongoing or future studies involving these product candidates, the risk that the Company may cease or delay preclinical or clinical development activities for any of its existing or future product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities and requirements for regulatory approval, difficulties or delays in patient enrollment in current and planned clinical trials, and any adverse events or other negative results that may be observed during preclinical or clinical development), the risk that the Company’s research collaborations, including with Juno Therapeutics, may not be successful or may be terminated, the risk that the closing of the private placement transaction may not be consummated, the risk that the resale registration statement covering the common stock issued pursuant to the private placement is not timely filed by the Company or declared effective by the Securities and Exchange Commission (SEC), and the risk that the Company’s expenditures may exceed current expectations for a variety of reasons. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time the Company’s other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Availability of Other Information about Fate Therapeutics, Inc.

Investors and others should note that the Company routinely communicates with investors and the public using its website (www.fatetherapeutics.com) and its investor relations website (ir.fatetherapeutics.com), including without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites. The information posted on these websites could be deemed to be material information. As a result, investors, the media, and others interested in Fate Therapeutics are encouraged to review this information on a regular basis. The contents of the Company’s website, or any other website that may be accessed from the Company’s website, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)
Collaboration revenue	$ 1,027	$ 329	$ 2,349	$ 329
Operating expenses:
Research and development	6,782	4,857	13,418	9,425
General and administrative	2,249	2,690	4,851	5,446
Total operating expenses	9,031	7,547	18,269	14,871
Loss from operations	(8,004)	(7,218)	(15,920)	(14,542)
Other income (expense):
Interest income	31	2	58	3
Interest expense	(435)	(563)	(923)	(1,121)
Total other expense, net	(404)	(561)	(865)	(1,118)
Net loss	$ (8,408)	$ (7,779)	$ (16,785)	$ (15,660)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net	(3)	—	11	—
Comprehensive loss	$ (8,411)	$ (7,779)	$ (16,774)	$ (15,660)
Net loss per common share, basic and diluted	$ (0.29)	$ (0.33)	$ (0.58)	$ (0.70)
Weighted-average common shares used to compute basic and diluted net loss per share	28,868,464	23,920,630	28,823,127	22,246,832

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 35,870	$ 64,809
Short-term investments	10,060	—
Prepaid expenses and other current assets	1,162	843
Total current assets	47,092	65,652
Long-term assets	2,086	2,306
Total assets	$ 49,178	$ 67,958

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$ 4,353	$ 3,435
Long-term debt, current portion	7,864	7,550
Current portion of deferred revenue	2,105	2,401
Other current liabilities	5	55
Total current liabilities	14,327	13,441
Long-term debt, net of current portion	6,676	10,688
Deferred revenue	3,881	4,934
Other long-term liabilities	1,165	857
Stockholders’ equity	23,129	38,038
Total liabilities and stockholders’ equity	$ 49,178	$ 67,958

Contact:
Jesse Baumgartner, Stern Investor Relations, Inc.
212.362.1200, jesse@sternir.com